Exhibit (21)

STEPAN COMPANY

SUBSIDIARIES OF REGISTRANT

Subsidiary	Organized under the Laws of:

Stepan Europe S.A.S.	France
Stepan Canada Inc.	Canada
Stepan Mexico, S.A. de C.V.	Mexico
Stepan Deutschland GmbH	Germany
Stepan Colombia S.A.S.	Colombia
Stepan Quimica Ltda.	Brazil
Stepan UK Limited	United Kingdom
Nanjing Stepan Jinling Chemical Limited
Liability Company	People’s Republic of China
Stepan Philippines, Inc.	Philippines
Stepan Philippines Quaternaries Inc	Philippines
Stepan Polska Sp. z o.o.	Poland
Stepan Asia Pte. Ltd.	Singapore
Stepan Holdings, LLC	Delaware, U.S.A.

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